EXHIBIT 99.1

Amyris Reports Second Quarter 2015 Financial Results

  First half cash revenue inflows of $35.5 million up 36% from same period of 2014. Second-quarter GAAP revenues of $7.8 million and first half GAAP revenues of $15.7 million, an increase of 2% over the first half of 2014
  Launched bio-opioids initiative expected to enable low cost supply of active pharmaceutical ingredients to global market for chronic pain management products
  Executed entry into large and fast-growing food ingredients sector via multi-year, multi-million-dollar collaboration agreement with global food ingredients supplier
  Converted and restructured $180 million of debt and raised $25 million in a private placement in July 2015, resulting in almost 60% reduction of debt and provides funding for growth.

EMERYVILLE, Calif., Aug. 6, 2015 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the second quarter ended June 30, 2015.

"During the second quarter, we continued growing our specialty ingredients business with our new collaboration partnership into the food ingredients sector and our announcement today of our entry into bio-opioids as the key ingredient into the large and fast-growing chronic pain products market," said John Melo, Amyris President & CEO. "These are markets where we believe our technology platform is uniquely positioned to deliver low cost, high performing sustainable products. Our farnesene renewable product platform continues to deliver lower cost, better performing products into the personal care and industrial cleaning markets. These products are continuing to realize strong consumer acceptance and continued revenue growth evidenced by our recent successful product launches of Biossance™ skin care and Muck Daddy™ hand cleaner products," continued Melo.

"We've delivered more than half our 2015 expected collaboration inflows in the first half of the year and have already started successful production of our fragrance molecules for delivery to our customers in the second half of 2015 where we expect to realize strong product revenue growth. We're very pleased to have successfully transitioned from the development phase of our hydrocarbon fuel development program to the commercialization phase with our partner Total and expect to realize further simplification and focus on our high-margin & high-growth specialty ingredient and performance materials business," concluded Melo.

Business Highlights

Other key operating and development highlights during the second quarter and, more recently, included:

Personal Care

  Successfully launched Biossance™ brand available at www.biossance.com and executed consumer marketing program that exceeded expectations based on 42,000 samples requested by consumers since the beginning of June launch and experienced strong positive consumer survey feedback where over 90% believe Biossance is the best skin moisturizer they've used.
  Executed exclusive reseller agreement with Dinaco Importação Comércio S.A. for Amyris's Neossance® cosmetic ingredients in Brazil
  Signed letter of intent with Ipca Laboratories Ltd. to establish an agreement for Amyris to supply a key pharmaceutical ingredient

Performance Chemicals

  Announced early success of Muck Daddy high-performance hand cleaner with initial pre-launch product shipments surpassing 3,000 units
  Sold first liquid farnesene rubber for commercial use for tires to be launched later this year.

Industrials

  In conjunction with the joint venture restructuring announcement noted above, transitioned from development to commercial phase for jet fuel technology
  Announced successful completion of Volkswagen renewable diesel evaluation program.

Financial Performance

Second Quarter 2015

  GAAP revenues were $7.8 million, a decrease of 16% compared to the $9.3 million in the second quarter of 2014. The decline was driven by unfavorable foreign currency fluctuations of approximately $0.5 million and our transition away from low value fuel sales. Collaboration and grants revenues contributed $4.5 million to the total GAAP revenues for the quarter, compared with $4.9 million for the second quarter of 2014.
  Cash revenue inflows, a non-GAAP measure, totaled $5.2 million for the second quarter of 2015. Collaboration and grants inflows decreased from $3.8 million in the second quarter of 2014 to $1.9 million in the second quarter of 2015. This decline was mostly driven by timing of contracts and the choppiness related to collaboration negotiations.
  Cost of products sold increased to $11.0 million in the second quarter 2015 from $7.5 million in the second quarter of 2014 driven mainly by product mix, and higher inventory provisions related to the lower expected price of future fuels sales compared to our higher inventory cost. Our adjusted gross margin, excluding inventory provisions, depreciation and excess capacity was 37.7%, a decline from Q2 2014 driven mainly by product mix.
  Net loss attributable to Amyris common stockholders for the second quarter of 2015 was $47.1 million, or $0.59 per basic share, and $0.62 on a diluted basis. Included in the second quarter net loss were two large non-cash related items: a gain of $28.8 million related to the change in fair value of derivative instruments, and a $36.6 million charge related to the acceleration of debt discount accretion associated with the debt conversion transaction. Adjusted net loss, excluding these non-recurring items, and excluding stock-based compensation, was $37.3 million, or $0.47 per basic share.
  Adjusted Free Cash flow for Q2 2015 was -$30.2 million, compared to -$26.7 million for Q2 2014 driven by timing of collaboration inflows, increased marketing spend and lower adjusted gross margins in the quarter.

First Half 2015

  GAAP revenues were $15.7 million in the first half of 2015, representing an increase of 2% over the $15.3 million in the same period last year, driven mainly by the achievement of collaboration milestones and the timing of revenue recognition related to previous collaboration payments. This increase was partly offset by an unfavorable foreign currency fluctuations effect of $0.7 million, lower fragrance sales due to the timing of a large fragrance molecule sale in the first quarter of 2014 as well as the completion of several government grant contracts. Collaboration and grants revenues contributed $10.3 million of total revenues for the six months ended June 30, 2015, compared to $8.1 million for the same period in 2014.
  Cash revenue inflows, a non-GAAP measure, totaled $35.5 million for the six months ended June 30, 2015. This is a 36% increase compared to $26.1 million for the same period of 2014.
  Net loss attributable to Amyris common stockholders for the six months ended June 30, 2015 was $99.4 million, or $1.25 per basic and diluted share.
  Adjusted Free Cash flow for the first half of 2015 was -$23.7 million, an improvement of $14.2 million compared to the first half of 2014, driven by collaboration inflows, including with Total, as well as improved adjusted gross margins.

Cash & Access to Growth Capital

Our current cash and investments balance approximates $32 million. We intend to continue to review our capital requirements and improve our capital structure. To supplement any cash needs, we continue to maintain our $50-million equity facility.

Business Outlook

For the first time, we are introducing a GAAP revenue outlook for the rest of 2015. We believe our GAAP revenues will be in the range of $63 million to $75 million for the full year 2015 with the large range driven largely by the expectations related to the timing of closing collaborations and finalizing terms that may impact revenue recognition timing. We expect the personal care segment to be a main driver of second half revenues as new fragrance products are delivered to partners, and the impact of our recent product launches gain traction. Until we fully transition to a more consistent and stable collaboration revenue base, we will also continue to provide our outlook related to non-GAAP cash revenue inflows. Cash revenue inflows represents the sum of our GAAP product revenues and cash inflows from collaborations. Our outlook for non-GAAP cash revenue inflows is in the range of $82 million to $102 million for the full year 2015, with the large range driven by the expected timing of closing collaborations in our pipeline. This aligns with the product portfolio post-restructuring of the joint venture with Total. Cash revenue inflows through June 30, 2015 was $35.5 million.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted net income (loss) is calculated using GAAP net income (loss) excluding stock-based compensation, gains and losses from changes in fair value of derivatives and losses on debt extinguishment and acceleration of debt discount accretion.

Cash revenue inflows represent GAAP product revenue plus the cash received from collaborations and grants. Cash revenue inflows are calculated using GAAP revenues and adding the related changes in accounts receivable and deferred liabilities related to revenue recognized for these collaborations and grants to equal funds received during the period, along with any funding associated with collaborations.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris's operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income (loss), cash revenue inflows, and other measures, is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 97253086.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris

Amyris is the integrated renewable products company that is enabling the world's leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules, specialty ingredients and consumer products. The company is delivering its No Compromise® products in focused markets, including specialty and performance chemicals, fragrance ingredients, and cosmetic emollients. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events such as customer acceptance of Amyris products, product sales growth, expected production and sales of fragrance molecules, commercialization of jet fuel, revenue and cash flows for 2015, components of growth in revenues during the year, product launches, and Amyris's business outlook, that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including uncertainty regarding timing of closing transactions and growth in sales, potential delays or failures in development, production and commercialization of products, liquidity and ability to fund operating and capital expenses, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's annual report on Form 10-Q filed on May 7, 2015. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Neossance, Biossance and Muck Daddy are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

-Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2015	2014

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 12,116	$ 43,422
Restricted cash	594	--
Accounts receivable, net	3,075	8,687
Related party accounts receivable	342	455
Inventories, net	11,124	14,506
Prepaid expenses and other current assets	8,895	6,534
Total current assets	36,146	73,604
Property, plant and equipment, net	103,983	118,980
Restricted cash	957	1,619
Equity and loans in affiliate	2,188	2,260
Other assets	11,726	13,635
Goodwill and intangible assets	6,085	6,085
Total assets	$ 161,085	$ 216,183

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 6,587	$ 3,489
Deferred revenue	11,610	5,303
Accrued and other current liabilities	14,788	13,565
Capital lease obligation, current portion	432	541
Debt, current portion	21,394	17,100
Total current liabilities	54,811	39,998
Capital lease obligation, net of current portion	254	275
Long-term debt, net of current portion	90,194	100,122
Related party debt	172,393	115,239
Deferred rent, net of current portion	10,008	10,250
Deferred revenue, net of current portion	4,839	6,539
Derivative liabilities	47,813	59,736
Other liabilities	8,540	9,087
Total liabilities	388,852	341,246

Amyris, Inc. stockholders' deficit	(227,350)	(124,452)
Noncontrolling interest	(417)	(611)
Total stockholders' deficit	(227,767)	(125,063)

Total liabilities and stockholders' deficit	$ 161,085	$ 216,183

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues
Renewables	$ 3,340	$ 4,379	$ 5,435	$ 7,221
Related party renewables	--	31	--	34
Total product sales	3,340	4,410	5,435	7,255
Grants and collaborations revenue	4,503	4,897	10,280	8,093
Total revenues	7,843	9,307	15,715	15,348
Costs and operating expenses
Cost of products sold	10,959	7,511	17,602	13,747
Loss on purchase commitments and write off of property, plant, and equipment	--	52	--	159
Research and development (1)	11,168	12,175	23,178	25,161
Sales, general and administrative (1)	14,375	13,971	28,756	27,370
Total costs and operating expenses	36,502	33,709	69,536	66,437
Loss from operations	(28,659)	(24,402)	(53,821)	(51,089)
Other income (expense):
Gain (loss) from change in fair value of derivatives & debt extinguishment (2)	28,834	(4,334)	11,422	43,636
Other income (expense), net	(46,595)	(6,439)	(55,360)	(11,255)
Total other income (expense)	(17,761)	(10,773)	(43,938)	32,381
Loss before income taxes and loss from investments in affiliates	(46,420)	(35,175)	(97,759)	(18,708)
Provision for income taxes	(121)	(125)	(236)	(236)
Net loss before loss from investments in affiliates	(46,541)	(35,300)	(97,995)	(18,944)
Loss from investments in affiliates	(621)	(210)	(1,429)	(210)
Net loss	$ (47,162)	$ (35,510)	$ (99,424)	$ (19,154)
Net loss attributable to noncontrolling interest	32	31	54	60
Net loss attributable to Amyris, Inc. common stockholders	$ (47,130)	$ (35,479)	$ (99,370)	$ (19,094)
Net loss per share attributable to common stockholders, basic	$ (0.59)	$ (0.45)	$ (1.25)	$ (0.25)
Net loss per share attributable to common stockholders, diluted	$ (0.62)	$ (0.45)	$ (1.25)	$ (0.66)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock:
Basic	80,041,152	78,604,692	79,633,864	77,722,437
Diluted	87,421,439	78,604,692	79,633,864	110,632,078

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 530	$ 909	$ 1,246	$ 1,708
Sales, general and administrative	1,526	2,774	3,462	5,489
	$ 2,056	$ 3,683	$ 4,708	$ 7,197
(2) For the second quarter of 2015, the Company recorded a non-cash gain from revaluation of its derivative liabilities of $28.8 million, which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities decreased in the second quarter of 2015 primarily as a result of a decrease in Amyris's stock price since March 31, 2015 and a decrease in the remaining estimated term of the relevant convertible notes compared to March 31, 2015.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$ (47,130)	$ (35,479)	$ (99,370)	$ (19,094)
Stock-based compensation expense	2,056	3,683	4,708	7,197
(Gain) loss from change fair in value of derivative & debt extinguishment	(28,834)	4,334	(11,422)	(43,636)
Acceleration of debt discount accretion associated with the debt conversion transaction	36,570	--	36,570	--
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$ (37,338)	$ (27,462)	$ (69,514)	$ (55,533)

Net loss per share attributable to Amyris, Inc. common stockholders, basic (GAAP)	$ (0.59)	$ (0.45)	$ (1.25)	$ (0.25)
Stock-based compensation expense	$ 0.03	$ 0.05	$ 0.06	$ 0.09
Gain (loss) from change fair in value of derivative & debt extinguishment	$ (0.36)	$ 0.05	$ (0.14)	$ (0.55)
Acceleration of debt discount accretion associated with the debt conversion transaction	$ 0.45	$ --	$ 0.46	$ --
Net loss per share attributable to Amyris, Inc. common stockholders,
(Non-GAAP)	$ (0.47)	$ (0.35)	$ (0.87)	$ (0.71)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Product sales (GAAP & Non-GAAP)
Renewables	$ 3,340	$ 4,410	$ 5,435	$ 7,255
Product sales (GAAP & Non-GAAP)	$ 3,340	$ 4,410	$ 5,435	$ 7,255

Grants and collaborations revenue (GAAP)	$ 4,503	$ 4,897	$ 10,280	$ 8,093
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(2,637)	(1,066)	19,765	10,749
Collaborations Inflows (Non- GAAP) (1)	$ 1,866	$ 3,831	$ 30,045	$ 18,842

Total Revenues (GAAP)	$ 7,843	$ 9,307	$ 15,715	$ 15,348
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(2,637)	(1,066)	19,765	10,749
Total Cash Revenue Inflows (Non-GAAP) (1)	$ 5,206	$ 8,241	$ 35,480	$ 26,097

Costs of products sold (GAAP)	$ 10,959	$ 7,511	$ 17,602	$ 13,747
Depreciation and amortization	(1,120)	(1,447)	(2,351)	(2,817)
Excess capacity charge and change in inventory provisions	(4,952)	(1,543)	(8,396)	(2,172)
Costs of products sold (Non- GAAP)	$ 4,887	$ 4,521	$ 6,855	$ 8,758

Adjusted Gross Profit (Non- GAAP) (2)	$ 2,956	$ 4,786	$ 8,860	$ 6,590
Gross Margin (%) (2)	37.7%	51.4%	56.4%	42.9%

Research and development (GAAP)	$ 11,168	$ 12,175	$ 23,178	$ 25,161
Stock-based compensation expense	(530)	(909)	(1,246)	(1,708)
Depreciation and amortization	(1,847)	(1,900)	(3,732)	(3,961)
Research and development (Non-GAAP)	$ 8,791	$ 9,366	$ 18,200	$ 19,492

Sales, general and administrative (GAAP)	$ 14,375	$ 13,971	$ 28,756	$ 27,370
Stock-based compensation expense	(1,526)	(2,774)	(3,462)	(5,489)
Depreciation and amortization	(383)	(392)	(757)	(761)
Sales, general and administrative (Non-GAAP)	$ 12,466	$ 10,805	$ 24,537	$ 21,120

(1) The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.

The six months ended June 30, 2015 and 2014, includes $10.8 million and zero, respectively, of funding from TOTAL which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with TOTAL.

(2) Adjusted Gross Profit (Non-GAAP) is calculated as Total Revenues (GAAP) less costs of products sold (Non-GAAP). Gross Margin (%) is calculated by dividing Adjusted Gross Profit (Non-GAAP) by Total Revenues (GAAP). Cost of products sold does not include costs related to collaborations.

CONTACT: Peter DeNardo
         Director, Investor Relations and Corporate Communications
         Amyris, Inc.
         +1 (510) 740-7481
         investor@amyris.com
         pr@amyris.com